                            ASSET PURCHASE AGREEMENT



                          DATED AS OF DECEMBER 31, 1995


                                 BY AND BETWEEN


                        THE TRIUMPH GROUP HOLDINGS, INC.,


                          TRIUMPH CONTROL SYSTEMS, INC.


                                       AND


                              TELEFLEX INCORPORATED

                                TABLE OF CONTENTS

                                                                            PAGE


SECTION 1.   ASSETS TO BE ACQUIRED . . . . . . . . . . . . . . . . . . . . .   2
     1.1  Description of Assets to be Purchased by Holdings. . . . . . . . .   2
     1.2  Description of Assets to be Purchased by Buyer . . . . . . . . . .   3
     1.3  Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . .   7

SECTION 2.   THE PURCHASE PRICE AND RELATED MATTERS. . . . . . . . . . . . .   9
     2.1  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     2.2. Adjustment of Purchase Price . . . . . . . . . . . . . . . . . . .  10
     2.3  Allocation of Purchase Price . . . . . . . . . . . . . . . . . . .  12

SECTION 3.   ASSUMPTION OF ENUMERATED LIABILITIES. . . . . . . . . . . . . .  13
     3.1  Assumed Liabilities and Obligations. . . . . . . . . . . . . . . .  13
     3.2  Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . .  14
     3.3  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.4  Consent of Third Parties . . . . . . . . . . . . . . . . . . . . .  24

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . . .  26
     4.1  Organization and Good Standing . . . . . . . . . . . . . . . . . .  26
     4.2  Corporate Authority. . . . . . . . . . . . . . . . . . . . . . . .  27
     4.3  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     4.4  Consents and Approvals of Governmental Authorities and Others. . .  28
     4.5  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  29
     4.6  Litigation; Compliance with Laws . . . . . . . . . . . . . . . . .  29
     4.7  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . .  30
     4.8  No Prior Sale or Licensing of Purchased Assets . . . . . . . . . .  31
     4.9  Certain Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     4.10 Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . .  31
     4.11 Technical Information. . . . . . . . . . . . . . . . . . . . . . .  32
     4.12 Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     4.13 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     4.14 Open Orders. . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     4.15 Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . .  33
     4.16 Permits and Licenses . . . . . . . . . . . . . . . . . . . . . . .  34
     4.17 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     4.18 Warranty; Product Liability. . . . . . . . . . . . . . . . . . . .  34
     4.19 Absence of Sensitive Payments. . . . . . . . . . . . . . . . . . .  35
     4.20 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     4.21 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .  35
     4.22 Subsidiaries; Investments. . . . . . . . . . . . . . . . . . . . .  39
     4.23 Benefit Plans and Employment Arrangements. . . . . . . . . . . . .  39

SECTION 5.   REPRESENTATIONS AND WARRANTIES OF BUYER AND HOLDINGS. . . . . .  42
     5.1  Representations and Warranties of Buyer. . . . . . . . . . . . . .  42
     5.2  Representations and Warranties of Holdings . . . . . . . . . . . .  44

SECTION 6.   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     6.1  Sales Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     6.2  Access to Offices, Officers, Accountants, Due Diligence, Etc.. . .  47
     6.3  Buyer's Environmental Investigation. . . . . . . . . . . . . . . .  48
     6.4  Approvals; Consents. . . . . . . . . . . . . . . . . . . . . . . .  49
     6.5  Preservation of Business Organization. . . . . . . . . . . . . . .  49
     6.6  Approval of Certain Transactions . . . . . . . . . . . . . . . . .  50
     6.7  Exclusive Dealing. . . . . . . . . . . . . . . . . . . . . . . . .  51
     6.8  Leased Vehicles. . . . . . . . . . . . . . . . . . . . . . . . . .  51
     6.9  Intercompany Accounts. . . . . . . . . . . . . . . . . . . . . . .  52
     6.10 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .  52
     6.11 Supply Contracts . . . . . . . . . . . . . . . . . . . . . . . . .  53

SECTION 7.   THE ESCROW CLOSING. . . . . . . . . . . . . . . . . . . . . . .  53

SECTION 8.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
            AND HOLDINGS TO DIRECT THE RELEASE FROM ESCROW . . . . . . . . .  53
     8.1  Corporate Action . . . . . . . . . . . . . . . . . . . . . . . . .  54
     8.2  Representations and Warranties . . . . . . . . . . . . . . . . . .  54
     8.3  Performance of Obligations . . . . . . . . . . . . . . . . . . . .  55
     8.4  Instruments of Conveyance, Etc.. . . . . . . . . . . . . . . . . .  55
     8.5  Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
     8.6  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . .  56
     8.7  Required Consents. . . . . . . . . . . . . . . . . . . . . . . . .  56
     8.8  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     8.9  Lease. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     8.10 Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     8.11 Audited Financials . . . . . . . . . . . . . . . . . . . . . . . .  57
     8.12 No Material Adverse Change.. . . . . . . . . . . . . . . . . . . .  57

SECTION 9.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
             SELLER TO DIRECT THE RELEASE FROM ESCROW. . . . . . . . . . . .  57
     9.1  Corporate Action . . . . . . . . . . . . . . . . . . . . . . . . .  57
     9.2  Representations and Warranties . . . . . . . . . . . . . . . . . .  58
     9.3  Performance of Obligations . . . . . . . . . . . . . . . . . . . .  58
     9.4  Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     9.5  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . .  59
     9.6  Required Consents. . . . . . . . . . . . . . . . . . . . . . . . .  59
     9.7  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     9.8  Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

SECTION 10.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
              COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  60

SECTION 11.   INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . .  60
     11.1 Environmental Indemnity and Covenant . . . . . . . . . . . . . . .  60
     11.2 Indemnity by Seller. . . . . . . . . . . . . . . . . . . . . . . .  65
     11.3 Indemnity by Buyer.. . . . . . . . . . . . . . . . . . . . . . . .  66
     11.4 Indemnity by Holdings. . . . . . . . . . . . . . . . . . . . . . .  66
     11.5 Notice of Claim. . . . . . . . . . . . . . . . . . . . . . . . . .  67
     11.6 Limitation of Indemnification. . . . . . . . . . . . . . . . . . .  68
     11.7 No Set Off . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     11.8 Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . .  70

SECTION 12.   NONCOMPETITION; NON-SOLICITATION.. . . . . . . . . . . . . . .  70
     12.1 NonCompetition.. . . . . . . . . . . . . . . . . . . . . . . . . .  70
     12.2 Non-Solicitation.. . . . . . . . . . . . . . . . . . . . . . . . .  71
     12.3 Limitation.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
     12.4 Remedies.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

SECTION 13.   TERMINATION; MODIFICATION OR WAIVER. . . . . . . . . . . . . .  72
     13.1 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
     13.2 Modification . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
     13.3 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

SECTION 14.   COSTS INCIDENT TO PREPARATION OF AGREEMENT . . . . . . . . . .  73

SECTION 15.   RISK OF LOSS . . . . . . . . . . . . . . . . . . . . . . . . .  74

SECTION 16.   BEST EFFORTS . . . . . . . . . . . . . . . . . . . . . . . . .  74

SECTION 17.   GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     17.1 Parties in Interest; Assignment. . . . . . . . . . . . . . . . . .  74
     17.2 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .  75
     17.3 Public Statements. . . . . . . . . . . . . . . . . . . . . . . . .  76
     17.4 Choice of Law. . . . . . . . . . . . . . . . . . . . . . . . . . .  76
     17.5 Mediation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
     17.6 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
     17.7 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  78
     17.8 No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
     17.9 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     17.10 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     17.11 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     17.12 Facsimiles. . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     17.13 Construction. . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     17.14 WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . . . .  80

SCHEDULES

1.1       Intellectual Property
1.2(b)    Equipment
1.2(d)    Open Orders
1.2(e)    Other Contracts
1.2(g)    Permits, Licenses
1.2(j)    Computer Software Assets
1.3(g)    Owned Real Property
1.3(l)    Excluded Assets
2.2(a)    Operating Cash Flow
2.3       Preliminary Allocation of Purchase Price
3.1       Bid Balance Sheet
3.4       Material Non-Assignable Contracts
4.4       Consents
4.5       Material Adverse Changes
4.6       Litigation; Compliance with Laws
4.7       Intellectual Property
4.8       Prior Sales or Licenses
4.13      Material Contracts
4.17      Insurance
4.18      Warranty; Product Liability
4.20      Taxes
4.21      Environmental Matters
4.23      Benefit Plans and Employment Arrangements

EXHIBITS

A         Seller's Union Plan Documents
B         Seller's Counsel Opinion
C         Buyer's Counsel Opinion

                                GLOSSARY OF TERMS



Defined Term                                      Section
- ------------                                      -------

Accounts Receivable                               1.2(f)
Adjusted Closing Net Book Value                   2.2(a)
Affiliate                                         1.2
Agreement                                         Heading
Assumed Liabilities                               3.1
Bid Balance Sheet                                 3.1(a)
Books and Records                                 4.5
Business                                          Recitals
Buyer                                             Heading
Buyer Purchased Assets                            1.2
Buyer's Union Plan                                3.3(h)
Cash Portion                                      2.1(a)
Closing Balance Sheet                             2.2(b)
Code                                              4.23(c)
Collective Bargaining Agreement                   3.3(a)(iii)
Computer Software Assets                          1.2(j)
Contracts                                         1.2(e)
Disposal                                          4.21(f)
Disposed                                          4.21(f)
Effective Date                                    2.2(a)
Environmental Permits                             4.21(c)
Environmental Laws                                4.21(a)
Environmental Reports                             11.1(a)
Equipment                                         1.2(b)
ERISA                                             4.23(a)
Escrow Closing                                    7
Escrow Agent                                      7
Escrowed Documents                                7
Excluded Assets                                   1.3
Excluded Liabilities                              3.2
GAAP                                              1.2(k)
Governmental Authority                            4.21(a)
Hazardous Materials                               4.21(a)
Hired Represented Employees                       3.3(a)(iv)
Hired Non-Represented Employees                   3.3(b)
HSR Act                                           4.4
Indemnified Party                                 11.5
Indemnifying Party                                11.5
Intellectual Property                             1.1
Interim Note                                      1.3(b)
Inventory                                         1.2(c)
Lease                                             1.2(h)
Liens                                             4.10(b)
Local 1039                                        3.3(a)(i)
Losses                                            11.2

Material Contract                                 4.13(b)
Material Non-Assignable Contracts                 3.4
Multiemployer Plan                                4.23(b)
Non-Assignable Contract                           3.4
Non-Competition Period                            12.1
Open Orders                                       1.2(d)
Owned Real Property                               1.3(g)
Permits                                           1.2(g)
Person                                            1.2
Product Liability Claims                          3.2(e)
Purchase Price                                    2.1
Purchased Assets                                  1.2
Related Rights                                    1.1
Release                                           4.21(a)
Release Date                                      7
Remediation                                       11.1(b)
Restricted Business                               12.1
Seller                                            Heading
Seller's Union Plan                               3.3(h)
Subordinated Note                                 1.3(b)
Taxes                                             3.2(c)
TCE Remediation                                   11.1(b)
Technical Information                             1.2(a)
Warranty Claims                                   3.2(i)
Warranty Reserve                                  3.2(i)

                            ASSET PURCHASE AGREEMENT


          ASSET PURCHASE AGREEMENT dated as of this 31st day of December, 1995 ("AGREEMENT") by and among THE TRIUMPH GROUP HOLDINGS, INC., a Delaware corporation ("HOLDINGS"), TRIUMPH CONTROL SYSTEMS, INC., a Pennsylvania corporation and indirect subsidiary of Holdings ("BUYER"), and TELEFLEX INCORPORATED, a Delaware corporation ("SELLER").


                                    RECITALS:

          Seller is engaged in the business of designing, manufacturing and selling mechanical and electromechanical control systems and electrical actuation systems for commercial and military aircraft, nuclear reactors, space vehicles, ground support equipment, missiles and naval vessels for the aerospace, naval, industrial and power industries through Seller's Aerospace/Defense division located at North Wales, Pennsylvania (the "BUSINESS"). Seller desires to sell, and Buyer and Holdings desire to acquire, certain of the assets of the Business upon the terms and conditions set forth herein.

          In consideration of the mutual covenants, agreements, representations and warranties contained herein, and in reliance thereon, Buyer, Holdings and Seller, intending to be legally bound, agree as follows:

SECTION 1.   ASSETS TO BE ACQUIRED.

          1.1 DESCRIPTION OF ASSETS TO BE PURCHASED BY HOLDINGS. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, on the Release Date (capitalized terms shall be used as defined in the Sections mentioned in the Glossary of Terms to this Agreement), Seller will sell, convey, assign, transfer and deliver to Holdings, and Holdings will purchase and acquire all of Seller's right, title and interest in and to the following assets used principally in the Business, as the same shall exist on the Release Date (other than the Excluded Assets): all unpatented inventions, invention disclosures, multinational invention registrations, patents and patent applications (including, but not limited to, all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by law, multinational treaties or conventions; publications and copyrights; mask works; trade secrets, know-how and show-how; formulas; and all common law and registered trademarks, trademark registrations, applications for trademark registrations, tradenames, trade dress, brand names, service marks and logos; including in each case without limitation, those identified on SCHEDULE 1.1, together with the goodwill associated therewith and symbolized thereby (collectively, the "INTELLECTUAL PROPERTY"); , and an assignment of any licenses relating to the Business for Intellectual Property to or from Seller and all income, royalties, damages and payments due or payable with respect to any time on or after the Release Date, including, without limitation, damages and payments for infringements or misappropriations of any thereof throughout the world after the Release Date; together with an assignment of all rights of Seller in and to, including rights to enforce the terms of, confidentiality agreements and noncompetition agreements of, and any agreements relating to the assignment of inventions made by, prior and present employees the Business and any such agreements with any other Person with respect to the Intellectual Property (collectively, the "RELATED RIGHTS").

          1.2 DESCRIPTION OF ASSETS TO BE PURCHASED BY BUYER. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, on the Release Date, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire, the Business as a going concern and all of Seller's right, title and interest in and to the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated constituting or used principally in the Business, as the same shall exist on the Release Date (other than the Excluded Assets, the Intellectual Property and the Related Rights) (the "BUYER PURCHASED ASSETS" and together with the Intellectual Property and the Related Rights, the "PURCHASED ASSETS"), including without limitation:

               (a) TECHNICAL INFORMATION. All customer, dealer, supplier and installation lists; serial number records; engineering, manufacturing, design, installation and other technical drawings and specifications, calculations and manufacturing and production processes and techniques; research and development information; operating, maintenance and repair manuals and instruction books; cost and estimating information, cost records, vendor data and other business records (including without limitation, sales histories); sales inquiries; consultant's reports; bills of material, test data and selected test material samples; advertising and promotional literature, including reproducible masters and all other commercial, sales, marketing and technical data (including, but not limited to, data stored electronically or on other format, together with an assignment of any third party licenses necessary to use such data) (collectively, the "TECHNICAL INFORMATION");

               (b) EQUIPMENT. All machinery, equipment, owned trucks, owned automobiles, office furniture, office equipment, computing and telecommunications equipment (including the software loaded on such equipment other than software listed on SCHEDULE 1.2(j)), including leased equipment if the lease agreement relating thereto is a Contract; existing patterns, dies, jigs, fixtures, tooling, test equipment and working models, including that identified on SCHEDULE 1.2(b) (collectively, the "EQUIPMENT");

               (c) INVENTORY. All raw materials inventory, work-in-process inventory, finished goods inventory and spare parts inventory, together with all manufacturing supplies and boxing, labeling and other shipping materials and an assignment of all related manufacturer or fabricator warranties, guaranties and indemnities (collectively, the "INVENTORY");

               (d) OPEN ORDERS. Open orders for goods and services with customers of Seller arising from the Business, including those set forth on
SCHEDULE 1.1(d) (the "OPEN ORDERS"), together with related purchase orders, contracts, subcontracts and accounts receivable and credit support associated with such Open Orders;

               (e) OTHER CONTRACTS. All contracts, orders for spare parts, distribution agreements, service agreements, development agreements, consulting agreements, leases of machinery, equipment and other personal property, guarantees, commitments, instruments and other agreements relating to the acquisition or ownership or any of the Buyer Purchased Assets or relating principally to the operation of the Business, including those listed on SCHEDULE 1.1(e) (the "CONTRACTS");

               (f) ACCOUNTS. All accounts and notes receivable of Seller arising from the Business including, after the Effective Date, intercompany receivables for products shipped or sold by the Business to Seller or an Affiliate of Seller (collectively, the "ACCOUNTS RECEIVABLE");

               (g) PERMITS, LICENSES. All governmental permits, licenses, registrations, orders and approvals relating to the Business, including those listed on SCHEDULE 1.1(g), to the extent such permits, licenses, registrations, orders and approvals are legally transferrable to Buyer (collectively, the "PERMITS");

               (h) LEASED REAL PROPERTY. Seller's interest as lessee, under the Lease Agreement dated June 29, 1995, between Advance Lane Associates, as lessor, and Seller, as lessee (the "LEASE") and the leasehold interest and leasehold improvements leased pursuant thereto;

               (i) BUSINESS RECORDS AND SUPPLIES. All other records of Seller relating principally to the Business, including property records and copies of personnel records of employees who become employees of Buyer, all office supplies and the right to receive and retain mail and other communications relating to the Business;

               (j) COMPUTER SOFTWARE ASSETS. All computer software, data rights, documentation and associated license, escrow, support and maintenance agreements, used in the conduct of the Business, including those listed on
SCHEDULE 1.1(j) to the extent they are legally transferrable by Seller with or without the consent of any other party (the "COMPUTER SOFTWARE ASSETS");

               (k) PREPAID EXPENSES. All payments made by Seller with respect to the Business, which constitute prepaid expenses of the Business and which are included on the asset side of the Closing Balance Sheet in accordance with generally accepted accounting principles ("GAAP") consistently applied, to the extent the benefits thereof are transferable to Buyer;

               (l) QUALITY CONTROL SYSTEMS. All certifications, ratings, listings and similar benefits from any product or quality control certification organization and all systems and manuals related thereto; and

               (m) OTHER ASSETS. All other assets of the Seller used principally in the Business and which are included on the asset side of the Closing Balance Sheet.

As used in this Agreement, the term "AFFILIATE" shall mean any Person who controls, is controlled by or is under common control with the designated party, and ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control; and "PERSON" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability
company or any other entity of whatever nature.        1.3  EXCLUDED ASSETS.
Notwithstanding Section 1.1 or Section 1.2, the following assets (collectively, the "EXCLUDED ASSETS") shall be excluded from this Agreement and shall not be sold, conveyed, assigned, transferred or delivered to Buyer or to Holdings:

               (a) Any insurance policies maintained by Seller with respect to the Business and any prepaid insurance expenses;

               (b) Any intercompany deposits with Seller and intercompany receivables from Seller, except intercompany receivables for products shipped or sold by the Business to Seller or an Affiliate of Seller after the Effective Date;

               (c) All of Seller's goodwill and rights in and to the name "Teleflex" or the stylized "T" Teleflex logo and in any trade name, trademark or service mark thereof, or application therefor or registrations thereof;

               (d)  Corporate minute books and stock books;

               (e) Any claims and rights against third parties (including, without limitation, insurance carriers), to the extent they relate to liabilities or obligations that are not assumed by Buyer;

               (f) Any notes, pension, health or welfare plans, prepaid expenses, claims for refunds of Taxes and other governmental charges whether or not included on the Closing Balance Sheet;

               (g) The real property owned in fee by Seller at 205 Church Road, North Wales, Pennsylvania together with the improvements located thereon as described on SCHEDULE 1.3(g) (the "OWNED REAL PROPERTY");

               (h) All cash and cash equivalents on hand related to the Business, wherever located, including without limitation, at the Owned Real Property, in lock boxes or accounts (whether maintained at a bank, thrift, mutual fund or other similar financial institution);

               (i) Seller's or any of its Affiliates licenses, permits and other governmental authorizations and deposits that are not legally transferrable;

               (j) All claims, choses in action and rights of action by Seller or any of its Affiliates against third parties, including but not limited to claims for refunds against Governmental Authorities or other Persons, rebates, refunds, prepaid discounts, allowances or other monies or consideration received by Seller or any of its Affiliates under any agreement or transaction effected prior to the Release Date and other general intangibles arising from the operations of Seller or its Affiliates at the Owned Real Property prior to the Release Date unless otherwise included as an asset on the Closing Balance Sheet;

               (k) any other right or asset used principally by Seller and its Affiliates not in connection with the Business; and

               (l)  All assets listed on SCHEDULE 1.3(l).


SECTION 2.   THE PURCHASE PRICE AND RELATED MATTERS.

          2.1 PURCHASE PRICE. In consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, and subject to adjustment pursuant to Section 2.2, Buyer agrees to pay and deliver to Seller $31,000,000 and Holdings agrees to pay and deliver to Seller $5,500,000 (collectively, the "PURCHASE PRICE") to be paid as follows:

               (a) Holdings shall deliver a subordinated promissory note in the principal amount of $36,500,000 to the Escrow Agent at the Escrow Closing (the "INTERIM NOTE"). Buyer shall pay $31,000,000 of the Purchase Price (the "CASH PORTION") plus a cash payment in the amount of all accrued, unpaid interest on the Interim Note to Seller on the Release Date for the Buyer Purchased Assets by wire transfer of immediately available funds to a bank account designated by Seller by prior written notice; and

               (b) $5,500,000 shall be paid by Holdings to Seller for the Intellectual Property and the Related Rights by delivery on the Release Date of a subordinated promissory note of Holdings to Seller (the "SUBORDINATED NOTE").

          2.2. ADJUSTMENT OF PURCHASE PRICE.

               (a) The Cash Portion of the Purchase Price shall be decreased by one dollar for each dollar that the Adjusted Closing Net Book Value as reflected in the Closing Balance Sheet is less than $16,198,000.00, and shall be increased by one dollar for each dollar that the Adjusted Closing Net Book Value as reflected in the Closing Balance Sheet is greater than $16,198,000.00. After the close of business on December 31, 1995 (the "EFFECTIVE DATE"), Seller shall operate the business for the benefit of Buyer, and all Operating Cash Flow (as defined in SCHEDULE 2.2(a)) shall belong to Buyer. There shall be a reduction to the Cash Portion of the Purchase Price to the extent Seller has removed Operating Cash Flow from the Business on or after the Effective Date and an increase to the Cash Portion of the Purchase Price to the extent Seller has deposited Operating Cash Flow to the Business on or after the Effective Date. "ADJUSTED CLOSING NET BOOK VALUE" shall mean the value of the owner's net investment as reflected on the Closing Balance Sheet minus $253,000.

               (b) Prior to or as soon as practical after the Release Date, Seller shall furnish to Buyer special purpose financial statements for the North Wales Controls and Quadrants Group of Seller as of the close of business on the Effective Date prepared in accordance with GAAP, properly and consistently applied and audited by Price Waterhouse LLP, including a special purpose balance sheet at December 31, 1995 (the "CLOSING BALANCE SHEET"), and a calculation of the Adjusted Closing Net Book Value and any required adjustment to the Purchase Price. If Buyer has no objection to the calculation of Adjusted Closing Net Book Value and if the Adjusted Closing Net Book Value is less than $16,198,000.00, Seller shall pay the difference to Buyer. If Buyer has no objection to the calculation of Adjusted Closing Net Book Value and if the Adjusted Closing Net Book Value is greater than $16,198,000.00, Buyer shall pay the difference to Seller. In the event Buyer disputes the calculation of the Adjusted Closing Net Book Value or any cash flow adjustment, Buyer shall notify Seller in writing of such dispute and the basis therefor and Buyer and Seller shall attempt to resolve such dispute for a period of thirty days. In the event Buyer and Seller are unable to resolve such dispute within thirty days, they shall reduce to writing those points on which they agree and those points on which they disagree and shall (i) retain as arbitrator Arthur Andersen or, failing their agreement to act as arbitrator, such other independent accounting firm as may be mutually agreed upon by Buyer and Seller to review such matters as to which the parties have not agreed in writing and (ii) request such arbitrator to act as promptly as practicable in accordance with the rules to be established by Buyer, Seller and such arbitrator to resolve all such disputed matters within thirty days after being retained. The decision of the arbitrator shall be issued in writing to both Buyer and Seller and shall be final, non-appealable and binding on Seller and Buyer, and the fees and expenses, if any, of such arbitrator shall be paid one-half by Seller and one-half by Buyer. If the arbitrator determines that the Adjusted Closing Net Book Value is less than or greater than $16,198,000.00 or that a cash flow adjustment is due, Seller or Buyer, as the case may be, shall pay the amount of any required adjustment to the Purchase Price within ten days after receipt of the arbitrator's determination.

          2.3 ALLOCATION OF PURCHASE PRICE. Buyer, Holdings and Seller agree that the Purchase Price and the Assumed Liabilities (each as adjusted pursuant to Section 2.2) shall be allocated to the various assets comprising the Purchased Assets for all purposes (including Tax and financial accounting purposes) in a manner to be determined in writing by Buyer, Holdings and Seller, as soon as practicable following the final determination of Adjusted Closing Net Book Value. The Purchase Price will be allocated in a manner consistent with the allocation schedule attached as SCHEDULE 2.3 prepared by Buyer, Holdings and Seller.

Buyer, Holdings and Seller acknowledge that the final allocation shall be binding upon the parties for all applicable federal, state, local and foreign Tax purposes. Buyer, Holdings and Seller covenant to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation on all Tax returns filed by any of them subsequent to the Release Date and not to take voluntarily any inconsistent position therewith in any administrative or judicial proceeding relating to such returns. Buyer, Holdings and Seller shall exchange mutually acceptable and completed IRS Forms 8594, which they shall use to report the transaction contemplated hereunder to the Internal Revenue Service in accordance with such allocation.


SECTION 3.   ASSUMPTION OF ENUMERATED LIABILITIES.

          3.1 ASSUMED LIABILITIES AND OBLIGATIONS. On and subject to the terms and conditions set forth in this Agreement, as additional consideration for the Purchased Assets, on the Release Date, Buyer shall undertake, assume, perform and otherwise pay, satisfy and discharge, and hold Seller harmless from only the following liabilities and obligations of the Seller relating to the Business (collectively, the "ASSUMED LIABILITIES"):

               (a) Seller's liabilities and obligations relating to the Business to the extent incurred in the ordinary course of business and reflected on the liability side of the Closing Balance Sheet except liabilities which constitute Excluded

Liabilities (but not including any liability or obligation which relates to any indebtedness or capitalized lease obligation, breach of contract, breach of warranty, product liability, tort, infringement, cash overdrafts, litigation and litigation accruals, violation of law or liabilities relating to Environmental Laws from occurrences prior to the Release Date or which arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand made prior to the Release Date) which liabilities and obligations are of the same type as the liabilities and obligations reflected on the liability side of the audited special purpose balance sheet of the Business dated as of September 24, 1995 and attached hereto as SCHEDULE 3.1 (the "BID BALANCE SHEET") and (ii) all payables to Seller or any Affiliate of Seller by the Business;

               (b) the liabilities and obligations of the Business pursuant to Open Orders, Contracts, Permits and the Lease, but not including any liability or obligation arising out of or in connection with any breach thereof occurring prior to the Release Date; and

               (c)  the liabilities expressly assumed in Section 3.3.

          3.2 EXCLUDED LIABILITIES. Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Holdings will assume or in any way become liable for, and Seller shall retain, all of Seller's and its Affiliates debts, liabilities and obligations of any nature whatsoever (other than the Assumed Liabilities) (the "EXCLUDED LIABILITIES"), whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, including without limitation the following:

               (a) the liabilities or obligations of Seller to its stockholders respecting dividends, distributions to its stockholders in liquidation, redemptions of stock, or otherwise;

               (b) liabilities or obligations of Seller arising out of any transactions occurring, or obligations incurred, after the Release Date;

               (c) any obligations of Seller for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all attorneys and accountants fees and all brokers or finders fees or commissions payable by Seller. As used in this Agreement, the term "TAXES" shall mean all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), estimated taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, capital stock or franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which a corporation may be required to pay, withhold or collect, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government.

               (d) any obligation of Seller under or arising out of this Agreement;

               (e) all liabilities and obligations of the Business resulting from product liability claims for damages or injury to persons or property arising from the ownership, possession or use of any product of the Business (i) sold before the Release Date or (ii) manufactured prior to the Release Date (the "PRODUCT LIABILITY CLAIMS"); provided that a Product Liability Claim shall be deemed an Assumed Liability if the existence thereof shall have first been asserted after the fifth anniversary of the Release Date;

               (f) any liability or obligation of the Business to Seller or Affiliates of Seller, except payables for products sold or shipped to the Business by Seller or an Affiliate of Seller after the Effective Date;

               (g) any obligations or liabilities of Seller to indemnify its officers, directors, employees or agents;

               (h) all Taxes imposed on Seller, including any Tax of any other corporation, which Tax is assessed against Seller by virtue of its status as a member of any consolidated group of which such other corporation was also a member;

               (i) all liabilities and obligations of the Business to furnish warranty service under unexpired warranties for the repair or replacement of products manufactured, sold or delivered by Seller prior to the Release Date or otherwise to provide credits or price adjustments for such products, ("WARRANTY CLAIMS"); provided, however, that Warranty Claims shall be deemed an Assumed Liability to the extent that (i) the amount thereof does not exceed the average of the last three years' Warranty Claims plus twenty percent (the "WARRANTY RESERVE"), or (ii) with respect to any Warranty Claim, it shall have first been asserted after the later of (A) the first anniversary of the Effective Date, or
(B) the date on which any written warranty applicable to such Warranty Claim expires; and provided further that Buyer shall provide service for all Warranty Claims after the Release Date and shall be reimbursed therefor by Seller once the Warranty Reserve is exceeded until any such Warranty Claim becomes an Assumed Liability;

               (j) all liabilities and obligations arising under or imposed pursuant to Environmental Laws, whether or not attributable to actions or failures to act by Seller, with respect to the operation of or properties utilized in connection with the Business at any time prior to the Release Date;

               (k) all liabilities and obligations for employee benefits of the Business, except as expressly assumed by Buyer in Section 3.3; and

               (l) all other liabilities of Seller relating to the Business that arise as a result of actions or events occurring before the Release Date.

          3.3  EMPLOYEES.

               (a)  REPRESENTED EMPLOYEES.

                    (i) Local Union No. 1039 of the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) ("LOCAL 1039") is the only labor union or other collective bargaining agent which represents or claims to represent any of the employees of Seller at its plant in North Wales, Upper Gwynedd Township, Montgomery County, Pennsylvania.

                  (ii) Buyer agrees to recognize Local 1039 as the exclusive collective bargaining agent for all hourly rated production and maintenance employees at the Seller's plant in North Wales, Upper Gwynedd Township, Montgomery County, Pennsylvania.

                 (iii) Buyer agrees to assume the obligations of Seller under the terms and conditions of the Agreement between Seller and Local 1039, dated March 4, 1994, and effective from February 26, 1994, through February 28, 1997 (the "COLLECTIVE BARGAINING AGREEMENT").

                  (iv) At the Release Date, Buyer will extend offers of employment to the represented current employees of Seller covered by the Collective Bargaining Agreement

     ("HIRED REPRESENTED EMPLOYEES") under the terms and conditions stated in the Collective Bargaining Agreement.

                   (v) Seller agrees that nothing in this Section 3.3 shall be construed or interpreted to modify in any way or transfer to Buyer the "Excluded Employee Liabilities" in Section 3.3(e).

               (b) NON-REPRESENTED EMPLOYEES. At the Release Date, Buyer will extend offers of employment to the non-represented employees who are actively employed at Seller's plant in North Wales, Upper Gwynedd Township, Montgomery County, Pennsylvania and who are not hourly rated production and maintenance employees in the collective bargaining unit ("HIRED NON-REPRESENTED EMPLOYEES"). Such offers of employment, subject to Buyer's right to terminate any such employee following the Release Date, shall be on terms and conditions, including without limitation compensation and employee benefits, as may be determined by Buyer in its sole discretion; provided that Buyer will make the benefits available to Hired Non-Represented Employees as of the Effective Date that are at least comparable to employee benefits provided to other employees of The Triumph Group Operations, Inc. and its divisions and will maintain such comparable employee benefits until June 30, 1997.

               (c) ACCRUED VACATION. Buyer agrees to assume and pay the accrued and unused vacation as of the Release Date for all Hired Represented Employees and Hired Non-Represented Employees.

               (d) TERMINATION OF EMPLOYMENT. Seller shall discharge all its employees from Seller's employment as of the Release Date and shall pay in a timely manner all wages, salaries and other sums due its employees through the close of business on the Release Date.

               (e)  EXCLUDED EMPLOYEE LIABILITIES.   Except as specifically set
forth in this Section 3.3, Buyer shall assume no and shall have no obligations to any of Seller's employees for accrued benefits, severance or deferred pay, pension, medical or disability benefits or any other payments or benefits, which may be or become due to such employees from Seller. Seller agrees that, with respect to claims for workers' compensation and all claims under Seller's employee benefit programs by persons working for the Business arising out of events occurring prior to the Release Date, whether reported or unreported as of the Release Date and whether insured or uninsured (including, but not limited to, workers' compensation, unemployment compensation, life insurance and disability programs), Seller shall, at its own expense, honor or cause its insurance carriers to honor such claims in accordance with the terms and conditions of such programs or applicable workers' compensation or unemployment compensation statutes. Without limiting the scope of the preceding sentence, Seller shall be responsible for any and all claims and liabilities arising out of or relating to (i) its employment of its employees; (ii) the termination by Seller of such employment of any such employees; and (iii) the provision of any employee benefits to such employees (and their beneficiaries and eligible dependents) attributable to their employment with, or their participation in any plans or programs maintained or contributed to by Seller or any of its Affiliates.

               (f) SERVICE CREDIT FOR HIRED REPRESENTED AND HIRED NON-REPRESENTED EMPLOYEES. Buyer shall give to Hired Represented Employees and Hired Non-Represented Employees service credit for time worked at Seller for purposes of eligibility and vesting requirements in pension and medical plans, for purposes of severance by Buyer and for purposes of determining sick and vacation pay. Buyer's medical plan insuring Hired Represented Employees, Hired Non-Represented Employees and their covered dependents shall not contain any exclusion or limitation with respect to pre-existing conditions. Seller shall continue to be responsible for all pre-Release Date incurred, but unpaid incurred, health claims and expenses for Hired Represented Employees and Hired Non-Represented Employees and their covered dependents. Buyer shall be responsible for all post-Release Date incurred, health claims and expenses for Hired Represented Employees and Hired Non-Represented Employees and their covered dependents.

               (g)  WELFARE PLANS.   If any welfare plans maintained under the
Collective Bargaining Agreement provide health care benefits, health insurance coverage or life insurance coverage for retirees (collectively, "COVERAGES") who were employees of the Business and whose retirement occurred prior to the Release Date, Seller shall be responsible for such Coverages for such retirees and their covered dependents and Buyer shall have no liability with regard thereto. Buyer shall assume responsibility for the payment of post-retirement Coverages including the payment of premiums for post-retirement health insurance for Hired Represented Employees and their covered dependents as required by the Collective Bargaining Agreement. Seller shall reimburse Buyer for such payments and premiums for Coverages in an amount per retired Hired Represented Employee equal to the amount provided under the welfare plan as required by the Collective Bargaining Agreement, multiplied by the ratio of a Hired Represented Employee's service with Seller as a member of Local 1039 through the Release Date to such Hired Represented Employee's combined service with Seller and Buyer as a member of Local 1039. Seller shall not be liable for any additional amounts that are due solely to modifications to benefits as a result of collective bargaining or as a result of any additional benefits made available outside of the collective bargaining process after the Release Date. Buyer shall invoice Seller quarterly in arrears for such reimbursable amounts, and Seller shall pay such amount within thirty (30) days of receipt of Buyer's invoice. Seller shall have the right, upon giving reasonable notice to Buyer in advance, to audit at Seller's expense, at Buyer's business office during business hours, all of the books and records in Buyer's possession reasonably related to the determination of the amounts Seller is required to pay Buyer under this
Section 3.3(g) after the Release Date.

               (h) UNION PENSION PLAN. As of the Release Date, Buyer shall establish a defined benefit pension plan (the "BUYER'S UNION PLAN"), which shall be intended to meet the requirements of Section 401(a) of the Code, to cover Hired Represented Employees and that complies with the terms of the Collective Bargaining Agreement. No assets or liabilities shall be transferred from the Teleflex Incorporated UAW Local 1039 Retirement Income Plan (the "SELLER'S UNION PLAN") to the Buyer's Union Plan. Each Hired Represented Employee shall be given credit for all purposes, including, but not limited to, benefit accrual, under the Buyer's Union Plan for all service with which such employee had been credited under Seller's Union Plan, regardless of whether Seller fulfills its obligations under the Seller's Union Plan. The benefits under the Buyer's Union Plan shall be based on the benefit rate in effect at the time of the employee's termination of service with Buyer and such rate shall apply to all service, including service with Seller. The monthly benefit paid from the Buyer's Union Plan to each Hired Represented Employee shall be reduced by the amount of the monthly benefit to which such employee is entitled under the Seller's Union Plan. Benefits under the Seller's Union Plan shall be paid to Hired Represented Employees according to the terms of the Seller's Union Plan. Seller shall deliver to Buyer on the Release Date all records as are reasonably required by Buyer for the proper administration of the Buyer's Union Plan.

               (i) V.I.P. PLAN. Seller shall deliver to Buyer on the Release Date a list of all Hired Represented Employees who are eligible to participate as of the Release Date in the Teleflex Incorporated Voluntary Investment Plan.

          3.4 CONSENT OF THIRD PARTIES. Nothing in this Agreement shall be construed as an attempt by Seller to assign to Buyer any contract, agreement, permit, franchise, claim or asset included in the Purchased Assets which is by its terms or by law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to Seller would not by law pass to Buyer as an incident of the assignments provided for by this Agreement (a "NON-ASSIGNABLE CONTRACT"). Prior to the Release Date, Seller shall use its best efforts to obtain consents or approvals to the assignment of the Contracts, Open Orders and Permits described on SCHEDULE 3.4 (collectively "MATERIAL NON-ASSIGNABLE CONTRACTS"); provided that Seller and its Affiliates shall not be required to pay any money or other consideration or grant forbearances to any third party to effect such consent or approval. To the extent that any such consent or approval in respect of, or a novation of, a Non-Assignable Contract shall not have been obtained on or before the Release Date, the parties hereto shall use reasonable efforts and shall cooperate in any reasonable arrangement to assure Buyer the benefits of such Non-Assignable Contract to the extent permitted by law. To the extent lawful, practicable and reasonable in the circumstances, including the obtaining of any such necessary consent or approval after the Release Date (provided that Seller and its Affiliates shall not be required to pay any money or other consideration or grant forbearances to any third party to effect such consent or approval), Seller at the request and under the direction of Buyer shall take all reasonable actions to assure that the rights of Seller under the Non-Assignable Contracts shall be preserved for the benefit of Buyer to the extent not involving any undue hardships upon Seller or unreasonable time constraints in the request or compliance with such instructions. Buyer shall reimburse Seller and its Affiliates for their reasonable out-of-pocket expenses related thereto. Except with respect to the Material Non-Assignable Contracts, Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to the Contracts, Permits and Open Orders and that such consents may not be obtained. Buyer agrees that Seller shall not have any liability arising solely out of or solely relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any Contract, Permit or Open Order solely as a result thereof. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached as a result of the failure to obtain any such consent, or as a result of any default, acceleration or termination resulting solely from such failure. Buyer further agrees that no condition to Buyer's obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of the failure to obtain any such consent, except consents with respect to Material Non-Assignable Contracts. Buyer and Seller shall jointly cooperate in attempting to obtain any consents required in connection with the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Seller shall not be required to incur our-of-pocket expenses, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.


SECTION 4.   REPRESENTATIONS AND WARRANTIES OF SELLER.

          Seller hereby represents and warrants to Buyer and to Holdings that:

          4.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to carry on the Business as presently conducted by it, and Seller is qualified to do business in each foreign jurisdiction where the failure to be so qualified would materially and adversely affect the condition (financial or otherwise), properties, assets or operations of the Business.

          4.2 CORPORATE AUTHORITY. Seller has full corporate power and authority to execute and deliver this Agreement and the instruments of transfer and other documents delivered or to be delivered pursuant hereto, to perform all the terms and conditions hereof and thereof to be performed by it and to consummate the transactions contemplated hereby and thereby. This Agreement and all instruments of transfer and other documents delivered or to be delivered by Seller in connection with this Agreement have been duly authorized and approved by all necessary and proper corporate action of Seller (including all necessary shareholder action) and constitute, and will constitute, the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally.

          4.3 NO VIOLATION. Neither the execution and delivery by Seller of this Agreement or the instruments of transfer and other documents delivered or to be delivered pursuant hereto by Seller and the performance by Seller hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Seller or any covenant, agreement or understanding to which Seller is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Seller is subject, or constitute a default thereunder or result in the creation or imposition of any Lien upon any of the Purchased Assets, or allow any Person to accelerate any debt secured by any Purchased Asset, if as a result of any such violation, conflict, breach or acceleration, default or lien, Seller could not consummate the transactions contemplated by, or otherwise perform its obligations under, this Agreement in accordance with the terms hereof.

          4.4  CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES AND OTHERS.
No approval or authorization of, filing or registration with, or notification to, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby, except as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"). Except as disclosed on SCHEDULE 4.4, no consent, approval or authorization of any Person is required in connection with the execution or delivery of this Agreement by Seller, the transfer to Buyer of the tangible personal property included in the Purchased Assets or the assignment of the Material Non-Assignable Contracts or the performance by Seller of its indemnification obligations under Section 11 of this Agreement.

          4.5 FINANCIAL STATEMENTS. The Bid Balance Sheet has been, and the Audited Balance Sheets, including the Closing Balance Sheet will be, prepared in accordance with GAAP consistently applied throughout the periods involved except as may be noted therein, present or will present fairly in all material respects the financial condition of Seller, including all Purchased Assets and Assumed Liabilities of Seller as of the dates thereof, subject only to normal year-end adjustments in the case of the Bid Balance Sheet.

          Except as set forth in SCHEDULE 4.5, there has not been since September 24, 1995, any material adverse change in the condition (financial or other), properties, assets or liabilities of the Business.

          All books of account and other financial records of Seller directly relating to the Business (the "BOOKS AND RECORDS") have been prepared and maintained, where applicable, in conformity with GAAP and in compliance with applicable laws, regulations and other requirements and have been made available to Buyer.

          4.6  LITIGATION; COMPLIANCE WITH LAWS.  Except as disclosed on
SCHEDULE 4.6 or except as would not have a material adverse effect on the condition (financial or other), properties, assets, operations, liabilities or prospects of the Business, Seller is not engaged in, or a party to, or, to its knowledge, threatened with, any legal action, suit, investigation or other proceeding by or before any court, arbitrator or administrative agency relating to the Business. There are no outstanding orders, rulings, decrees, judgments or stipulations or proceedings relating to the Business to which Seller is a party or by which Seller is bound, by or with any court, arbitrator or administrative agency that could have a material adverse effect on the condition (financial or other), properties, assets, operations, liabilities or prospects of the Business. Seller is operating the Business in material compliance with the requirements of all federal, state and local laws, regulations, judgments, injunctions, decrees, court orders and administrative orders regarding such operations.

          4.7 INTELLECTUAL PROPERTY. The Intellectual Property, Related Rights, Technical Information and Computer Software Assets include all intellectual property and proprietary rights that are necessary to operate the Business as currently conducted by Seller. Seller requires no material rights under any patent, trade secret or other proprietary information or computer software license known to Seller, which Seller does not have or does not have the lawful right to use, in order to conduct the Business as currently conducted or to manufacture and sell any product manufactured and sold by the Business. Except as described on SCHEDULE 4.7, all patents, copyrights (where such registration is permitted or required by applicable law), trademarks, tradenames and service marks included in the Intellectual Property are registered to or owned by or licensed to Seller, and all annuities, if any, are fully paid.
There are
no pending or, to the knowledge of Seller, threatened actions against Seller for infringement of any patents, copyrights, trademarks, tradenames or service marks. None of the patents or patent applications included in the Intellectual Property is involved in a reissue, reexamination, interference, opposition or similar proceeding, and, to Seller's knowledge, there is no threat or other indication that any such proceeding will be declared or commenced. All licenses permitting Seller to use any Intellectual Property, Technical Information or Computer Software Assets are in full force and effect and, the terms of such licenses do not provide that they shall be terminated or restricted as a result of the consummation of the transactions contemplated by this Agreement.

          4.8 NO PRIOR SALE OR LICENSING OF PURCHASED ASSETS. Except as disclosed on SCHEDULE 4.8, Seller is not a party to any license with respect to, and has not made any sale, pledge or other transfer of, and has not granted any rights or options to purchase or acquire, all or any part of the Purchased Assets, except as contemplated by this Agreement.

          4.9 CERTAIN FEES. Neither Seller nor any of its officers, directors, employees or other affiliates has agreed to pay or has incurred any claims for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby other than to Coopers & Lybrand LLP.

          4.10 PURCHASED ASSETS. (a) The Lease and all leases of personal property included in the Purchased Assets are valid and enforceable against Seller in accordance with their respective terms. There is not, under any such lease, any existing default by Seller, or a claim by any other party to any such lease that the lease is unenforceable. All commissions payable by Seller under or with respect to the Lease have been paid.

               (b) Seller has good title to, and all right, title and interest in, all the Purchased Assets, and will transfer and convey the Purchased Assets to Buyer, free and clear of all Liens. None of the Purchased Assets were purchased by Seller in a bulk sale. As used in this Agreement, "LIENS" shall mean and include all mortgages, liens, pledges, charges, title retention or security agreements, claims, restrictions, leases, options, rights of first offer or first refusal, defects of title or other encumbrances or rights of others.

               (d) All the tangible Purchased Assets of Seller are used and operated by Seller in conformity in all material respects with all applicable laws and regulations.

               (e) The Purchased Assets include all tangible and intangible personal property which are necessary to operate the Business as currently operated by Seller, except the Excluded Assets.

          4.11 TECHNICAL INFORMATION. On the Release Date, Seller will have delivered all patterns, manufacturer's manuals and copies of all other Technical Information in its possession to Buyer.

          4.12 INVENTORY. The Inventory (whether finished or unfinished, to which title has not yet passed, or which has not been delivered, to a customer) of Seller is valued at the lower of cost on a first-in, first-out basis or fair market value, in accordance with GAAP consistently applied.

          4.13 CONTRACTS. (a) A true and correct copy of each Contract has previously been made available to Buyer. All Contracts are valid, binding and in full force and effect, and neither Seller nor, to Seller's knowledge, any other party to any such Contracts is in default thereunder. The Business is in compliance in all material respects with all CAS requirements with respect to any Contracts with the United States or any agency thereof.

               (b) Set forth on SCHEDULE 4.13 is a list of all Contracts having an aggregate future liability in excess of $100,000 which are not terminable by Seller on (i) not more than 90 days notice without penalty or premium or (ii) for an aggregate cost of less than $100,000 (the "MATERIAL CONTRACTS").

          4.14 OPEN ORDERS. All Open Orders are valid, binding and in full force and effect and neither Seller nor, to Seller's knowledge, the other party thereto is in default thereunder.

          4.15 ACCOUNTS RECEIVABLE. All of the Accounts Receivable arose in BONA FIDE transactions in the ordinary course of Seller's business. The accounts receivable balances reflected on the Bid Balance Sheet and the Closing Balance Sheet include appropriate reserves for doubtful accounts in accordance with GAAP consistently applied.

          4.16 PERMITS AND LICENSES. The Permits (other than the Environmental Permits which are subject to Section 4.21) are the only permits, franchises, licenses or authorizations currently necessary for the operation of the Business as operated by Seller. Seller has no actual knowledge and has received no written notice that any other permit, franchise, license or authorization is required to be obtained to operate the Business as currently operated by Seller. All Permits are in full force and effect and, to Seller's knowledge, no suspension or cancellation of any have been threatened. No claims have been made in writing by any Governmental Authority or other Person relating to the Permits and, to Seller's knowledge, no such claim is contemplated by any Governmental Authority or other Person nor does any basis therefor exist. True and correct copies of all Permits have been delivered to Buyer.

          4.17 INSURANCE. Set forth on SCHEDULE 4.17 is a list and description of all insurance policies held by or on behalf of Seller as of the date hereof covering the Business. Seller has not received any notice of actual or proposed cancellation or of reduction in coverage of, or of any increase in premium under, such policies of insurance.

          4.18 WARRANTY; PRODUCT LIABILITY. Except as set forth on SCHEDULE 4.18, there is not presently any action, suit, proceeding, claim or investigation pending, or to Seller's knowledge, threatened, against Seller for personal injury or property damage or otherwise relating to the safety or fitness of the goods or products manufactured by the Business.

          4.19 ABSENCE OF SENSITIVE PAYMENTS. Seller has not made any contributions, payments or gifts to or for the private use of any governmental official, governmental employee or governmental agent in any amount where either the payment or the purpose in making such contribution, payment or gift is illegal under the laws of the United States or any other jurisdiction; Seller has not established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books; and Seller has not made any payments to any Person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the document supporting the payment.

          4.20 TAXES. Except as described on SCHEDULE 4.20 attached hereto, Seller has duly and timely filed all tax returns required to be filed by it or for which it may be held responsible, and has paid all Taxes, interest, penalties, duties, assessments and deficiencies due and payable by it, where the failure to pay could result in a Lien on the Purchased Assets.

          4.21 ENVIRONMENTAL MATTERS.

               Except as set forth in SCHEDULE 4.21:

               (a) in connection with the use, ownership, or operation of the Business and the Purchased Assets, to Seller's knowledge, Seller is in continuous compliance in all material respects with all applicable laws, agreements, and regulations promulgated or issued or applied to the Business by any municipal, local, city, county, state, federal or foreign court, agency, board, legislature, commission or other legislative, judicial, administrative or regulatory body ("GOVERNMENTAL AUTHORITY") relating to the protection of the environment ("ENVIRONMENTAL LAWS") (including, without limitation, all Environmental Laws concerning (i) emission, discharge, spill, leak, release or threatened release ("RELEASE") of Hazardous Materials into the environment, or (ii) the production, manufacture, processing, distribution, generation, use, treatment, storage, disposal, transportation or handling of Hazardous Materials), in connection with which the failure to comply could have a material adverse effect on the condition (financial or other), properties, assets, operations, liabilities or prospects of the Business. The term "HAZARDOUS MATERIALS" means hazardous substances or regulated substances as defined under any applicable federal, state or local Environmental Law, or any other substance considered toxic, hazardous or a potential threat to human health or the environment under applicable law or common law, the presence of which has resulted or might result in a party incurring costs, losses, liabilities, damages or legal obligations;

               (b) no facts, events or conditions relating to the facilities, properties or operations of the Business will prevent, hinder or limit continued compliance with any

Environmental Laws in a way which could have a material adverse effect on the condition (financial or other), operations, liabilities or prospects of the Business or the Purchased Assets;

               (c) all permits necessary for the operation of the Business in compliance with Environmental Laws ("ENVIRONMENTAL PERMITS") have been obtained by Seller and are listed on SCHEDULE 4.21, except such Environmental Permits the lack of which could not have a material adverse effect on the condition (financial or other), operations, liabilities or prospects of the Business or the Purchased Assets. All Environmental Permits are in full force and effect and are not subject to any appeals or to any unsatisfied conditions which pursuant to Environmental Law had to be satisfied by the Release Date. To Seller's knowledge, no modification, suspension, recision, revocation or cancellation of any Environmental Permit is pending or threatened;

               (d) Seller has not given or received written notice to or from any Governmental Authority or Person of, and no notice, citation, summons or order has been issued, no review remains pending or has been threatened in writing by any Governmental Authority with respect to, any alleged Release, event, condition, activity, practice or incident concerning the reissuance of permits to Buyer or to proposed or adopted changes in Environmental Law that (i) would have some reasonable likelihood of preventing material compliance or continued material compliance by Seller (or by Buyer after the Release

Date) with any Environmental Law or (ii) would be reasonably likely to give rise to or result in any liability of Buyer after the Release Date to the Person or Governmental Authority, and which, with respect to either (i) or (ii), could have a material adverse effect on the condition (financial or other), properties, assets, operations, liabilities or prospects of the Business.

          (e) SCHEDULE 4.21 identifies all sites at or to which any waste generated by the Business is currently being transported, stored, treated or disposed ("DISPOSED" or "DISPOSAL"). Except as identified in SCHEDULE 4.21:

                    (i) To the knowledge of Seller, none of the sites identified in SCHEDULE 4.21 is or may become the subject of a response action under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any similar federal, state or local law imposing liability for remediation;

                    (ii) Seller has not, in connection with the Business, received (A) a written request for information from any Governmental Authority with respect to any discharge or removal of any Hazardous Materials, or (B) other written notice that it has been identified in any litigation, administrative proceeding or investigation as a responsible party or a potentially responsible party for any liability under any Environmental Law or in connection with any Hazardous Material;

                    (iii) Seller has not filed any notice with any Governmental Authority reporting a release of Hazardous

Materials in connection with the Business or any property owned, leased or operated by the Business.

          4.22 SUBSIDIARIES; INVESTMENTS. The Business does not own, directly or indirectly, any shares in the capital of any corporation, association, trust or similar entity, any interest in the equity of any partnership or similar entity, any share in any joint venture, or any other equity or proprietary interest in any entity or enterprise, however organized and however such interest may be denominated or evidenced.

          4.23 BENEFIT PLANS AND EMPLOYMENT ARRANGEMENTS.

               (a)  SCHEDULE 4.23 is a list of each welfare plan as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); pension plan, as defined in Section 3(2) of ERISA; or retirement, insurance, bonus, deferred compensation or other plan or arrangement currently maintained by Seller or to which Seller contributes or is obligated to contribute for the benefit of one or more Hired Represented Employees or Hired Non-Represented Employees.

               (b) The acquisition by Buyer and Holdings of the Purchased Assets and the employment of the Hired Represented Employees and Hired Non-Represented Employees by Buyer will not, directly or indirectly, give rise to any withdrawal liability or potential withdrawal liability on the part of Buyer with respect to any plan maintained by Seller or to which Seller has or has had any obligation to contribute for the benefit of any such employees that is a "multiemployer plan" as that term is defined in Section 3(37)(A) of ERISA ("MULTIEMPLOYER PLAN"). Except as described on
SCHEDULE 4.23, Seller has no unfulfilled obligation to contribute to any Multiemployer Plan or collectively bargained welfare plan. Seller (i) has not incurred any liability, which has not been discharged, that arises from either a complete or partial withdrawal (as defined in Section 4203 or 4205 of ERISA, respectively) from any Multiemployer Plan and (ii) has not incurred a decline in contributions to a Multiemployer Plan such that, if the current rate of contributions continues, a 70% or greater decline in contributions will occur within the next three plan years.

               (c) All material liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA and all liabilities to the Internal Revenue Service under Section 4971 of the Internal Revenue Code of 1986, as amended (the "CODE") have been fully paid. Apart from such liabilities under Section 4007 of ERISA and Section 4971 of the Code, Seller has no liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan intended to be qualified under Section 401 of the Code. To Seller's knowledge, there does not exist any condition, there has not occurred any event, and there has not been any omission, with respect to the sponsorship, funding or administration of any employee benefit plan which has or could result in a Lien upon or claim with respect to any of the Purchased Assets, or Buyer or Holdings being liable for any contribution, withdrawal liability, benefit, claim, settlement, Tax, penalty, or payment of any nature.

               (d) Except as set forth in SCHEDULE 4.23, each group health plan that provides health coverage to any present or former employee of the Business has operated in compliance with all requirements of Sections 601 through 608 of ERISA and either Section 162(i)(2) and (k) of the Code and the regulations promulgated thereunder (for years prior to 1989) or Section 4980B of the Code and the regulations promulgated under former Section 162(i)(2) and (u) of the Code (for years after 1988), relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease. SCHEDULE 4.23, to be delivered on or before the Release Date, sets forth a true and complete list of all Hired Represented Employees of the Business and their respective beneficiaries who are receiving or who are eligible to elect to receive such continuation coverage under such group health plans pursuant to such provisions of ERISA and the Code.

               (e) Except with respect to Local 1039, Seller has not carried on discussions regarding organization with any labor union and there has not been any strike, work stoppage, labor dispute or other labor trouble relating to employees of the Business, and there are no significant threats of work stoppage or labor trouble by employees of the Business.

               (f) Attached as EXHIBIT B is a true and correct copy of the Seller's Union Plan.

SECTION 5.   REPRESENTATIONS AND WARRANTIES OF BUYER AND HOLDINGS.


          5.1 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

               (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full corporate power and authority to execute and deliver this Agreement and the other documents delivered or to be delivered pursuant hereto, to perform all the terms and conditions hereof and thereof to be performed by it and to consummate the transactions contemplated hereby and thereby. This Agreement and the other documents delivered or to be delivered pursuant hereto have been duly authorized and approved by all necessary and proper corporate action of Buyer (including all necessary shareholder action) and constitute, and will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally.

               (b) Neither the execution and delivery by Buyer of this Agreement or the instruments of transfer and other documents delivered or to be delivered pursuant hereto by Buyer and the performance by Buyer hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Buyer or any covenant, agreement or understanding to which Buyer is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Buyer is subject, or constitute a default thereunder.

               (c) No approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Buyer or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby, except filings under the HSR Act.

               (d) Neither Buyer nor any of its officers, directors, employees or Affiliates has agreed to pay or has incurred any claims for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than a $365,000 financing fee to TFX Equities in connection with issuance of a subordinated note to TFX Equities.

               (e) Except as would not have a material adverse effect on the condition (financial or other), properties, assets, liabilities or prospects of Buyer, Buyer is not engaged in, or a party to, or, to its knowledge, threatened with, any legal action, suit, investigation or other proceeding by or before any court, arbitrator or administrative agency. There are no outstanding orders, rulings, decrees, judgments or stipulations or proceedings to which Buyer is a party or by which Buyer is bound, by or with any court, arbitrator or administrative agency that could have a material adverse effect on the condition (financial or other), properties, assets, liabilities or prospects of the Business when it is acquired by Buyer.

               (f) Buyer does not own of record or beneficially, directly or indirectly, any shares of outstanding capital stock or securities convertible into capital stock of any corporation or any participating interest in any noncorporate business enterprise.

          5.2  REPRESENTATIONS AND WARRANTIES OF HOLDINGS.

               (a) Holdings is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority to execute and deliver this Agreement, the Subordinated Note and the other documents delivered or to be delivered pursuant hereto, to perform all the terms and conditions hereof and thereof to be performed by it and to consummate the transactions contemplated hereby and thereby. As of the Release Date, this Agreement, the Subordinated Note and the other documents delivered or to be delivered pursuant hereto will be authorized and approved by all necessary and proper corporate action of Holdings (including all necessary shareholder action) and will constitute the valid and binding obligations of Holdings, enforceable against Holdings in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally.

               (b) Neither the execution and delivery by Holdings of this Agreement, the Subordinated Note or the instruments of transfer and other documents delivered or to be delivered pursuant hereto by Holdings and the performance by Holdings hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will, as of the Release Date, violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Holdings or any covenant, agreement or understanding to which Holdings is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Holdings is subject, or constitute a default thereunder. No approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Holdings or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby, except filings under the HSR Act.

               (c) Neither Holdings nor any of its officers, directors, employees or Affiliates has agreed to pay or has incurred any claims for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than a $365,000 financing fee to TFX Equities in connection with issuance of the Subordinated Note.

               (d) Except as would not have a material adverse effect on the condition (financial or other), properties, assets, liabilities or prospects of Holdings, Holdings is not engaged in, or a party to, or, to its knowledge, threatened with, any legal action, suit, investigation or other proceeding by or before any court, arbitrator or administrative agency. There are no outstanding orders, rulings, decrees, judgments or stipulations or proceedings to which Holdings is a party or by which Holdings is bound, by or with any court, arbitrator or administrative agency that could have a material adverse effect on the condition (financial or other), properties, assets, liabilities or prospects of Holdings.

               (e) Holdings has furnished to Seller the consolidated balance sheet of Holdings and its subsidiaries as of March 31, 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal year then ended. Such financial statements have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the consolidated financial position of Holdings and its subsidiaries as of such date, and the consolidated results of their operations for the period then ended.

SECTION 6.   COVENANTS.

          6.1 SALES TAXES. Buyer and Seller shall each pay one half of, and Seller shall collect and remit, all sales, use and transfer Taxes, if any, arising from the sale of the Purchased Assets pursuant hereto. Buyer shall deliver to Seller on of before the Release Date one or more fully executed sales tax resale certificates as reasonably requested by Seller in connection with the purchase and sale of inventory under this Agreement.

          6.2 ACCESS TO OFFICES, OFFICERS, ACCOUNTANTS, DUE DILIGENCE, ETC. Seller will afford to, and will cause its Affiliates to afford to, the officers and authorized representatives of Buyer and Holdings (including without limitation, attorneys, accountants, surveyors, building inspectors, engineers, environmental consultants, insurance brokers, financial advisors and bankers) reasonable access during regular business hours to the offices, officers, properties, books and records of Seller relating to the Business, including contact with attorneys, accountants and other representatives of Seller and its Affiliates, and will furnish Buyer and Holdings with such additional financial and operating data and other information as to the Business and Purchased Assets as Buyer or Holdings may from time to time reasonably request. Seller will cooperate with Buyer to facilitate Buyer's contacting, jointly with Seller, vendors, dealers, customers and such other Persons as Buyer and its representatives may reasonably desire to contact in connection with Buyer's investigation of the Business. Investigations conducted Buyer, Holdings and their agents shall be conducted in such a manner as to minimize, to the extent reasonably practicable, the disruption of orderly business operations of Seller and properties examined shall be returned to their preexamination condition by Buyer and Holdings.

          6.3 BUYER'S ENVIRONMENTAL INVESTIGATION. Buyer has commissioned an investigation of Seller's compliance with Environmental Laws, and a Phase I assessment of the presence of Hazardous Materials or other toxic or hazardous materials on properties currently owned, leased or operated by the Business. In connection with any such investigation:

               (a) Seller will comply, and will cause its Affiliates to comply, with any reasonable request for non-privileged, non-confidential information made by Buyer or its agents in connection with any such investigation.

               (b) Seller will assist Buyer or its agents to obtain any non-privileged, non-confidential records pertaining to the Business or to properties owned or operated by the Business in connection with such an investigation.

               (c) Seller will accord, and will cause its Affiliates to accord, Buyer and its agents access to all areas of the properties owned or operated by Seller at reasonable times and in a reasonable manner in connection with any such investigation.

          6.4 APPROVALS; CONSENTS. (a) Seller and Buyer have filed the notification required under the HSR Act relating to the purchase and sale contemplated by this Agreement with the United States Department of Justice and the Federal Trade Commission, (ii) shall promptly respond to inquiries from the United States Department of Justice and the Federal Trade Commission in connection with such notification, and (iii) have requested early termination of the waiting period under the HSR Act.

          (b) Subject to Section 3.4, Seller shall use its best efforts to obtain the consents of all other parties to all Contracts, Open Orders, Permits and rights of Seller, which require the consent of such parties for the consummation of the transactions contemplated hereby.

          (c) Buyer will promptly file and use its best efforts to transfer or have issued to it all Environmental Permits relating to the Business that are currently maintained by Seller and which are required to be obtained by a tenant in connection with the operation of the Business.

          6.5 PRESERVATION OF BUSINESS ORGANIZATION. Seller will conduct the Business in the ordinary course, in a manner consistent with applicable federal and state regulations, and will use its best efforts to preserve Seller's business relationships intact and to preserve the goodwill of Seller with its suppliers, customers and others having business relations with it.

          6.6 APPROVAL OF CERTAIN TRANSACTIONS. Except as specifically contemplated by this Agreement, without the prior written consent of Buyer, Seller will not, in the conduct of the Business:

               (a) incur or agree to incur any liability or obligation or enter into any agreement or transaction that cannot be cancelled upon sixty days (60) notice, except purchase orders and supply contracts for less than $100,000 in any individual instance entered into in the ordinary course of business and renewals or replacements of existing Contracts in the ordinary course on substantially the same terms;

               (b) mortgage, pledge, sell, lease, distribute, dispose of or otherwise encumber or convey any interest in any Purchased Assets;

               (c) make any capital expenditures in excess of $100,000;

               (d) waive or release any material rights with respect to the Purchased Assets or the Business;

               (e)  change its methods of accounting;

               (f) adopt or modify or pay any bonus, pension, profit sharing or other compensation plan, other than budgeted increases for non-management employees, or enter into or modify any Contract or terms and conditions of employment; or

               (g) take any other action (i) which would result in a material adverse change in the condition (financial or other) of the Business or the Purchased Assets or (ii) which if taken prior to the date hereof would constitute a breach of any representation or warranty contained in Section 4 of this Agreement.

          6.7  EXCLUSIVE DEALING.  Seller will not:

               (a) solicit or initiate discussions or engage in negotiations with any Person other than Buyer and Holdings (whether or not such discussions are initiated by Seller), with respect to the possible acquisition of the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets or otherwise);

               (b) provide any information with respect to Seller, the Business or the Purchased Assets to any Person other than Buyer and Holdings relating to the possible acquisition of Seller, the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets or otherwise); or

               (c) enter into a transaction with any Person other than Buyer and Holdings concerning the possible acquisition of Seller, the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets or otherwise).

          6.8 LEASED VEHICLES. Seller shall maintain the fleet lease agreement with respect to leased automobiles and trucks used by the Business and otherwise comply with all the terms and conditions of such lease agreement, until such lease expires by its terms, without extension. Buyer will reimburse Seller


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

monthly as invoiced for the monthly lease payments under such lease agreement for such leased automobiles and trucks.

          6.9 INTERCOMPANY ACCOUNTS. As of the opening of business on the Effective Date, Seller and the Business will have cancelled and forgiven (without recourse), as between Seller on the one hand and Buyer and the Business on the other hand, all amounts with respect to any intercompany accounts or otherwise (a) due by Seller to the Business or (b) due by the Business to Seller.

          6.10 FURTHER ASSURANCES. From time to time after the Release Date, at Buyer's or Holdings' request and without further consideration, Seller will, consistent with Section 3.4, execute and deliver such other and further instruments of conveyance, assignment and transfer, and take such other action, as Buyer or Holdings may reasonably request for the more effective conveyance and transfer of the Buyer Purchased Assets to Buyer and the Intellectual Property and the Related Rights to Holdings. To the extent that the assignment of confidentiality and noncompetition agreements to Buyer or Holdings is not enforceable against the other parties to such agreements, Seller shall use its best efforts to enforce such agreements with respect to the Business at Buyer's
or Holdings' expense.   Seller shall cooperate with Buyer in obtaining execution
of any documents by current or prior employees of Seller with respect to inventions, invention disclosures and patent applications for goods or processes invented prior to the Release Date.

          6.11 SUPPLY CONTRACTS. Buyer and Seller shall continue to sell products to the other on substantially similar terms and conditions as in effect on December 31, 1995.


SECTION 7.   THE ESCROW CLOSING.

          The closing in escrow of the sale and purchase of the Purchased Assets (the "ESCROW CLOSING") shall take place at the offices of Ballard Spahr Andrews & Ingersoll, 1735 Market Street, 51st Floor, Philadelphia, PA, on December 29, 1995. At the Escrow Closing, this Agreement, the Interim Note, a lease from Seller to Buyer of the Owned Real Property and improvements located thereon, bills of sale for the Purchased Assets and an assignment and assumption agreement (collectively, the "ESCROWED DOCUMENTS") shall be deposited in escrow with Ballard Spahr Andrews & Ingersoll to be replaced by a financial institution (the "ESCROW AGENT") and shall be held and released on the terms and conditions of the Escrow Agreement dated December 29, 1995 by and among Buyer, Holdings, Seller and the Escrow Agent when all conditions precedent to the obligation to such release described in Section 8 and Section 9 of this Agreement are met or waived (such date, the "RELEASE DATE"), or on the date this Agreement is terminated pursuant to Section 13.1.



SECTION 8.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND
            HOLDINGS TO DIRECT THE RELEASE FROM ESCROW.


          The obligation of Buyer and Holdings to direct the Escrow Agent to release the Escrowed Documents from the escrow is subject to the satisfaction, or waiver in writing by Buyer and Holdings, on or prior to the Release Date of each of the following conditions:

          8.1 CORPORATE ACTION. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Seller, Buyer and Holdings shall have been duly taken prior to the Release Date, and Seller shall have delivered to Buyer and Holdings a certificate of duly authorized officers or employees of Seller to that effect with respect to Seller, together with certified copies of resolutions of the Executive Committee of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          8.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Release Date with the same effect as though all such representations and warranties had been made on and as of such date, and there shall have been delivered to Buyer and Holdings a certificate to that effect, dated the Release Date, signed by a duly authorized officer of Seller. For purposes of this Section 8.2 only, the representations and warranties will not be true in all material respects if Buyer and Holdings are not fully indemnified with respect to the change in such representation and warranty or the change in all such representations and warranties for which Buyer and Holdings are not fully indemnified is likely to result in any loss, claim, obligation, action, damage, penalty, liability, cost, expense or other adverse monetary effect in an amount equal to or greater than $50,000 in the aggregate.

          8.3 PERFORMANCE OF OBLIGATIONS. Each and all of the covenants and agreements of Seller to be performed or complied with pursuant to this Agreement on or prior to the Release Date shall have been duly performed and complied with, except in any immaterial respect, or duly waived and there shall have been delivered to Buyer and Holdings a certificate to that effect, dated the Release Date, signed by a duly authorized officer of Seller.

          8.4 INSTRUMENTS OF CONVEYANCE, ETC. Seller shall have executed and delivered to Holdings patent assignments to transfer to Holdings of all of Seller's right, title and interest in and to the patents included in the Purchased Assets for recording with the applicable Governmental Authorities, trademark assignments to transfer to Buyer all of Seller's right, title and interest in and to the trademarks included in the Purchased Assets for recording with the applicable Governmental Authorities and a license agreement for the use of the name "Teleflex," and all Purchased Assets shall be free and clear of all Liens.

          8.5 DELIVERY. On the Release Date, Seller shall deliver physical possession of all Equipment, Inventory, Technical Information and tangible property included in the Purchased Assets and any tangible evidence of all Open Orders and

Accounts Receivable to Buyer, and Seller shall deliver any tangible evidence of all Intellectual Property to Holdings.

          8.6 OPINION OF COUNSEL. Buyer and Holdings shall have been provided with an opinion of Seller's counsel substantially in form attached as EXHIBIT B.

          8.7 REQUIRED CONSENTS. Seller shall have obtained all consents and approvals of all third parties with respect to Material Non-Assignable Contracts, and all Governmental Authorities required for the transactions contemplated hereby, and all waiting periods specified by law the passing of which is necessary for the consummation of such transactions (including without limitation the waiting period under the HSR Act) shall have passed or been terminated. Seller shall have cooperated with Buyer in novating any Contracts that require a novation for Buyer to have the benefit of such Contracts.

          8.8 LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened in writing, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, seeking to enjoin the transactions contemplated by this Agreement or seeking monetary relief from Buyer Holdings for which Buyer or Holdings is not fully indemnified by Seller under Section 11, by reason of the consummation of such transactions.

          8.9 LEASE. Seller and Buyer shall have entered into a lease for record storage space at Seller's facility in Limerick, Pennsylvania on terms and conditions satisfactory to Buyer and Seller.

          8.10 FINANCING. Buyer will have obtained financing from the CIT Group/Business Credit, Inc. on terms and conditions substantially similar to those described in the term sheet dated December 27, 1995, and Holdings shall have obtained all required waivers and consents from existing lenders.

          8.11 AUDITED FINANCIALS. Seller shall have delivered financial statements for the Business audited by Price Waterhouse LLP for the periods ended December 31, 1993, December 31, 1994 and September 24, 1995 (which includes the Bid Balance Sheet).

          8.12 NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, financial condition, prospects, assets or operations of the Business or the Purchased Assets.


SECTION 9.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
             TO DIRECT THE RELEASE FROM ESCROW.

          The obligation of Seller to direct the Escrow Agent to release the Escrowed Documents from the escrow is subject to the satisfaction, or waiver in writing by Seller, on or prior to the Release Date of each of the following conditions:

          9.1 CORPORATE ACTION. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Seller, Buyer and Holdings shall have been duly taken prior to the Release Date, and Buyer and Holdings shall each have delivered to Seller a certificate of duly authorized officers or employees of Buyer or Holdings, as the case may be, to that effect, together with certified copies of resolutions of the Board of Directors of Buyer and Holdings authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          9.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Holdings set forth in this Agreement shall be true and correct on and as of the Release Date with the same effect as though all such representations and warranties had been made on and as of such date and there shall have been delivered to Seller a certificate of Buyer and of Holdings to that effect, dated the Release Date, signed by a duly authorized officer of Buyer or Holdings, as the case may be.

          9.3 PERFORMANCE OF OBLIGATIONS. Each and all of the covenants and agreements of Buyer and Holdings to be performed or complied with pursuant to this Agreement on or prior to the Release Date shall have been duly performed and complied with, except in any immaterial respect, or duly waived and there shall have been delivered to Seller certificates to that effect, dated the Release Date, signed by a duly authorized officer of Buyer and of Holdings.

          9.4 PAYMENT. Buyer shall have paid the Cash Portion of the Purchase Price together with cash equal to all accrued interest on the Interim Note to Seller and shall have issued and delivered to Seller the Subordinated Note which shall be in form and substance acceptable to Seller and Holdings.

          9.5 OPINION OF COUNSEL. Seller shall have been provided with an opinion of Buyer's and Holdings' counsel substantially in form attached as EXHIBIT C.

          9.6 REQUIRED CONSENTS. Buyer and Holdings shall have obtained all consents and approvals of all third parties set forth on SCHEDULE 3.4 and all Governmental Authorities required for the transactions contemplated hereby, and all waiting periods specified by law the passing of which is necessary for the consummation of such transactions (including without limitation the waiting period under the HSR Act) shall have passed or been terminated.

          9.7 LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened in writing, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, seeking to enjoin the transactions contemplated by this Agreement.

          9.8 EQUITY. Buyer shall have issued and delivered to TFX Equities certificates evidencing a number of shares of Buyer's common stock representing 4.294% of the outstanding shares of common stock of Buyer on a fully diluted basis on terms


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

and conditions and subject to stock purchase and shareholder's agreements satisfactory to Buyer and TFX Equities.


SECTION 10.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

          All representations and warranties made by Seller or Buyer or Holdings as to any fact or condition existing on or before the Release Date in this Agreement, in any Schedule or in any certificate delivered pursuant to this Agreement, shall survive until June 30, 1997; provided that there shall be no termination of any such representation or warranty as to which a claim has been asserted prior to the termination of any such survival period; and provided further that the representations and warranties in Section 4.2 and in Section 5.1(a) and Section 5.2(a) shall survive indefinitely. All such representations and warranties shall be unaffected by any investigation made by or on behalf of Buyer or Seller or by knowledge obtained as a result thereof or otherwise. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive indefinitely.


SECTION 11.   INDEMNIFICATION.

          11.1 ENVIRONMENTAL INDEMNITY AND COVENANT.   (a) Seller has provided
Buyer access to a copy of the results of all non-privileged, non-confidential environmental reports in connection with the Owned Real Property by or on behalf of Seller through the date hereof. (This information shall be referred to collectively as the "ENVIRONMENTAL REPORTS".)

               (b) Seller agrees that it shall bear the expenses of, and responsibility for, any monitoring, remediation and other response actions and costs, claims, liabilities, damages or losses in relation to the matter of NORTH PENN WATER AUTHORITY V. LEEDS & NORTHRUP COMPANY, ET AL, United Sates District Court, Eastern District of Pennsylvania, Civil Action No. 94-CV-0455, and in connection with the North Penn Area 7 Superfund site, except to the extent caused or exacerbated by actions attributable to Buyer after the Release Date ("TCE REMEDIATION"). Any such monitoring, remediation and any other response action required at or in connection with the Owned Real Property shall be completed by Seller, at Seller's expense, subject to the provisions of Section 11.1(d). All such monitoring, remediation and any other response action required at the Owned Real Property shall be performed to the least stringent levels, criteria and requirements in effect at the time of such monitoring, remediation or response action acceptable to all Governmental Authorities with jurisdiction over the Owned Real Property. Subject to the limitations set forth in Section 11.1(c), all remediation shall be conducted under the exclusive direction and control of Seller, and/or its agents and consultants unless, because of Seller's failure to perform such remediation, a Governmental Authority takes action against Buyer, and Seller,


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

except as provided in Section 11.1(c), shall have the sole right to negotiate with any Governmental Authority concerning the timing, scope and levels of remediation, but shall proceed according to applicable levels, criteria and requirements applied by the respective Governmental Authority; provided however, Seller shall be entitled to contest the applicability of any such level, criteria or requirement. (All monitoring, remediation and other response activities required to be performed by Seller pursuant to this Section 11.1 shall collectively be referred to as the "REMEDIATION".)

               (c) Buyer agrees to cooperate with Seller with respect to any TCE Remediation or any other Remediation. During the course of any Remediation, Buyer shall, and hereby does, grant to Seller, its agents, employees, contractors and consultants, all access reasonably necessary to perform such remediation at reasonable times and in compliance with any health and safety requirements of Buyer. Such access shall include access to employees at the Business, including those with relevant environmental, health and safety knowledge or experience, as well as use of utilities at Seller's expense, and shall also include reasonable parking and storage space. Buyer agrees to allow Seller to install any remediation devices at, on or under the Owned Real Property, including, but not limited to, monitoring wells or pump and treat systems, that are required by any Governmental Authority or that Seller deems reasonably necessary to perform the Remediation, provided that such remediation devices shall be installed and located to minimize impact on Buyer's operations considering technical and economic feasibility for both Buyer and Seller. During the course of the Remediation, Seller shall use its best efforts to avoid or minimize interference with the ongoing business of Buyer. Buyer may, at its own expense (such expense to include costs of consultants' and attorneys' fees), monitor the remediation in person, obtain split samples of any samples taken by Seller and/or its consultants, take samples from wells installed at any time by Seller on the Owned Real Property, provided Seller has consented (which consent shall not unreasonably be withheld), review all filings with any Governmental Authority prior to submission to the Governmental Authority and recommend changes to minimize interference with Buyer's operations. Buyer shall be entitled, at its own expense, to participate in any meetings with any Governmental Authority concerning the Remediation. Seller shall give Buyer access to information reasonably necessary to allow Buyer to undertake such activities and to monitor the progress of the Remediation, including, but not limited to, any materials or data created after the Release Date. If such access would require Seller to reveal information that would otherwise be protected by the attorney-client privilege, or any attorney work product doctrine or other privilege pertaining to confidentiality, then Seller and Buyer shall enter into a reasonable joint defense agreement, or similar agreement, governing the terms and conditions of such access and preserving,


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

to the greatest extent possible, the confidentiality of the information provided. Seller will provide Buyer (by informing Buyer's facility manager) with reasonable advance notice of any entry or access or other actions it proposes to or on the Owned Real Property.

               (d) Except for Buyer's monitoring expenses and Buyer's fees, if any, set forth in Section 11.1(c), Seller shall defend, indemnify and hold Buyer, its officers, directors, employees, subsidiaries and Affiliates harmless from all claims, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and disbursements and other legal costs and consultants' fees, (i) arising from a failure by Seller to operate, own or conduct the Business in compliance with Environmental Laws, (ii) arising out of third party claims to the extent based on conditions that require the TCE Remediation or any other Remediation or the TCE Remediation or any other Remediation itself, (iii) arising from the off-site transportation, treatment, storage or disposal of Hazardous Materials at any time prior to the Release Date by Seller, and (iv) arising from any Release or presence of Hazardous Materials prior to the Release Date, including but not limited to from any response action relating to such Release or presence of Hazardous Materials at, on, in or under any real property now or previously owned, leased or operated by Seller at any such property. This indemnification obligation shall not include consequential damages, lost profits or costs or expenses relating to any interruption of the Business.

          11.2 INDEMNITY BY SELLER. (a) Seller shall defend, indemnify and hold Buyer and Holdings, their officers, directors, employees, subsidiaries and Affiliates harmless from and against all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and disbursements and any other legal costs) (collectively, "LOSSES") arising out of or resulting from:

               (i) Seller's operation or ownership of the Business or the Purchased Assets before the Release Date;

              (ii)  the Excluded Liabilities;

             (iii) the breach by Seller of any covenant contained herein or in any agreement entered into by Seller pursuant to this Agreement requiring performance after the Release Date;

              (iv) the failure of any representation or warranty of Seller contained herein (other than in Section 4.2), in any Schedule or in any certificate delivered on the Release Date pursuant hereto to be true and correct; and

               (v) the failure of the representation and warranty of Seller contained in Section 4.2 to be true and correct.

          (b) Seller shall not have any liability under Section 11.2(a)(iv) until the aggregate amount of all such Losses exceeds $375,000, and then only to the extent that such Losses exceed

$250,000, and the Seller's maximum aggregate liability under Section 11.2(a)(iv) shall not exceed $10,000,000.

          11.3 INDEMNITY BY BUYER. (a) Buyer shall defend, indemnify and hold Seller, its officers, directors, employees, subsidiaries and Affiliates harmless from and against all Losses arising out of or resulting from:

               (i) Buyer's operation or ownership of the Business or the Buyer Purchased Assets on and after the Release Date;

              (ii)  the Assumed Liabilities;

             (iii) the breach by Buyer of any covenant contained herein or in any agreement entered into by Buyer pursuant to this Agreement requiring performance after the Release Date;

              (iv) the failure of any representation or warranty of Buyer contained herein (other than in Section 5.1(a)), in any Schedule or in any certificate delivered on the Release Date pursuant hereto to be true and correct; and

               (v) the failure of any representation or warranty of Buyer contained in Section 5.1(a) to be true and correct.

          (b) Buyer shall not have any liability under Section 11.3(a)(iv) until the aggregate amount of all such Losses exceeds $375,000, and then only to the extent that such Losses exceed $250,000.

          11.4 INDEMNITY BY HOLDINGS. (a) Holdings shall defend, indemnify and hold Seller, its officers, directors,


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

employees, subsidiaries and Affiliates harmless from and against all Losses arising out of or resulting from:

               (i) Holdings' ownership of the Intellectual Property and the Related Rights on and after the Release Date;

              (ii) the breach by Holdings of any covenant contained herein or in any agreement entered into by Buyer pursuant to this Agreement requiring performance after the Release Date;

             (iii) the failure of any representation or warranty of Holdings contained herein (other than in Section 5.2(a)), in any Schedule or in any certificate delivered on the Release Date pursuant hereto to be true and correct; and

              (iv) the failure of any representation or warranty of Holdings contained in Section 5.2(a) to be true and correct.

          (b) Holdings shall not have any liability under Section 11.4(a)(iii) until the aggregate amount of all such Losses exceeds $375,000, and then only to the extent that such Losses exceed $250,000.

          11.5 NOTICE OF CLAIM. Promptly after service of notice of any claim or of process on Buyer, on Seller or on Holdings (hereinafter in this Section 11.5, the "INDEMNIFIED PARTY") by any third party, or promptly after obtaining actual knowledge by the Indemnified Party of any other claim, in any matter in respect of which indemnity may be sought pursuant to this Section 11, the Indemnified Party shall promptly notify Buyer, Holdings or Seller (hereinafter in this Section 11.5, the "INDEMNIFYING

PARTY") of the receipt thereof. In the case of any action or proceeding by a third party, the Indemnifying Party shall have the right to participate in, or assume, at its own expense, the defense of any such claim or process or settlement thereof. After notice from the Indemnifying Party of its election so to assume the defense thereof, the Indemnified Party shall not be liable to the Indemnifying Party for any legal or other expense in connection with such defense. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the Indemnified Party shall be advised of all significant developments. With respect to any matter which is the subject of any such claim and as to which the Indemnified Party fails to give the Indemnifying Party such notice as aforesaid, and such failure adversely affects the ability of the Indemnifying Party to defend such claim or materially increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, the amount of indemnification which the Indemnified Party shall be entitled to receive shall be reduced to an amount which the Indemnified Party would have been entitled to receive had such notice been timely given.

          11.6 LIMITATION OF INDEMNIFICATION. (a) The obligation of Seller to indemnify Buyer under Section 11.1, under Section 11.2(a)(i), under Section 11.2(a)(ii) and under Section 11.2(a)(v) shall survive without time limitation. The obligation of Seller to indemnify Buyer under Section 11.2(a)(iii) shall expire with respect to each covenant six months after performance of the last event required under such covenant by its terms and the obligation of Seller to indemnify Buyer under Section 11.2(a)(iv) shall terminate on June 30, 1997. The obligation of Buyer to indemnify Seller under Section 11.3(a)(i), under Section 11.3(a)(ii) and under Section 11.3(a)(v) shall survive without time limitation; the obligation of Buyer to indemnify Seller under Section 11.3(a)(iii) shall expire with respect to each covenant six months after performance of the last event required under such covenant by its terms and the obligation of Buyer to indemnify Seller under Section 11.3(a)(iv) shall terminate on June 30, 1997.
The obligation of Holdings to indemnify Seller under Section 11.4(a)(i) and under Section 11.4(a)(iv) shall survive without time limitation; the obligation of Holdings to indemnify Seller under Section 11.4(a)(ii) shall expire with respect to each covenant six months after performance of the last event required under such covenant by its terms and the obligation of Holdings to indemnify Seller under Section 11.4(a)(iii) shall terminate on June 30, 1997. No such termination shall occur as to matters as to which an Indemnified Person has given notice of a claim for indemnification in accordance with Section 11.5 on or prior to the applicable termination date, in which case the obligation shall survive until the claim is finally resolved, and (b) except with respect to any fraudulent misrepresentation or fraudulent material omission or fraudulent breach of warranty, which shall survive without time limitation.

          11.7 NO SET OFF. Neither Buyer nor Holdings shall be authorized at any time to set off and apply against any sum which is due and payable to Seller by Buyer or Holdings, any sum, liability or other obligation which may be owed to Buyer or Holdings by Seller under this Agreement or otherwise. Seller shall not be authorized at any time to set off and apply against any sum which is due and payable to Buyer or Holdings by Seller, any sum, liability or other obligation which may be owed to Seller by Buyer or Holdings under this Agreement or otherwise.

          11.8 EXCLUSIVE REMEDY. Except as set forth in Section 12.4, Buyer, Holdings and Seller each acknowledge and agree that from and after the Release Date, their sole and exclusive remedy with respect to all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions of this Section 11.


SECTION 12.   NONCOMPETITION; NON-SOLICITATION.

          12.1 NONCOMPETITION. The term "RESTRICTED BUSINESS" shall mean the manufacture or sale of controls of which flexible cable is a principal feature:
(a) in the aerospace market; (b) for use in mechanical valve actuation in commercial and military shipping; and (c) for flux mapping systems of nuclear reactors. As a significant inducement to Buyer to enter into and to perform its obligations under this Agreement, and to acquire the

Business, Seller agrees that, for a period of five years after the Release Date (the "NONCOMPETITION PERIOD"), Seller will not, directly or indirectly, own, manage, control, operate, invest or acquire any interest in, or otherwise engage in, or act for or on behalf of any person engaged in, any Restricted Business; provided that this Section 12.1 shall not prohibit: (a) the acquisition of the securities or assets of a business where the gross annual revenues of such business attributable to a Restricted Business do not constitute more than 20% of the total gross revenues of such business, provided Seller offers to sell the Restricted Business to Buyer at the fair market value thereof, and (b) the acquisition of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Seller shall have no active participation in the management of such corporation.

          12.2 NON-SOLICITATION. Seller agrees that for a period of five years after the Release Date, neither it nor any of its Affiliates will directly or indirectly offer employment to or hire any then current employee of the Business who is hired by Buyer without the prior written consent of Buyer.

          12.3 LIMITATION. If, at the time of enforcement of this Section 12, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.


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

          12.4 REMEDIES. Seller agrees that if it commits or threatens to commit a breach of any of the covenants and agreements contained in this Section 12, Buyer shall have the right to seek and obtain appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy therefor.


SECTION 13.   TERMINATION; MODIFICATION OR WAIVER.

          13.1 TERMINATION. This Agreement may be terminated at any time prior to the Release Date:

               (a)  by mutual written agreement of Buyer and Seller;

               (b) by Buyer or Holdings if the conditions to release of the Escrowed Documents have not been satisfied, through no fault or failure of Buyer and Holdings, on or before January 19, 1996; or

               (c) by Seller if the conditions to release of the Escrowed Documents have not been satisfied, through no fault or failure of Seller, on or before January 19, 1996.

          13.2 MODIFICATION. This Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.

          13.3 WAIVER. Any failure of Seller, Buyer or Holdings to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Buyer and Holdings in the case of any such failure by Seller or by Seller in the case of any such failure by Buyer or Holdings, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 13.3.


SECTION 14.   COSTS INCIDENT TO PREPARATION OF AGREEMENT.

          Each of the parties hereto shall pay, without right of reimbursement from the other, all costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including without limitation fees and disbursements of legal counsel, accountants and consultants employed by the respective parties hereto in connection with the transactions contemplated by this Agreement.


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


SECTION 15.   RISK OF LOSS.

          All risk of damage or loss of any sort from any cause with respect to the Purchased Assets shall remain with Seller until the Release Date.


SECTION 16.   BEST EFFORTS.

          Each of the parties covenants to use its best efforts to cause the satisfaction of all conditions to release of the Escrowed Documents to be performed by it or satisfied on its part at or prior to January 19, 1996.


SECTION 17.   GENERAL.

          17.1 PARTIES IN INTEREST; ASSIGNMENT. (a) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is not made for the benefit of any Person not a party hereto, and nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement, or any provision hereof.

               (b) Buyer and Holdings may assign their rights under this Agreement for collateral security purposes to the lenders providing financing for the transactions contemplated


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

hereby and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part.

               (c) After the Release Date, Buyer and Holdings may assign their rights under this Agreement to any purchaser of Buyer or to any purchaser of the Business, whether such purchase is accomplished by purchase of stock, purchase of assets, merger, consolidation or otherwise.

               (d) No party to this Agreement shall assign its rights and obligations under this Agreement without the prior written consent of all other parties.

          17.2 CONFIDENTIALITY. Each party to this Agreement shall take all reasonable precautions to maintain the confidentiality of the negotiation or existence of this Agreement, the identity of the parties hereto and any nonpublic information concerning the other parties or their subsidiaries or affiliates provided to or discovered by it or its representatives and shall not disclose any of the above information to anyone other than (i) those people directly involved in the investigation and negotiations pertaining to the transactions contemplated by this Agreement, including without limitation, attorneys, accountants and similar representatives, (ii) such lenders or investors as may be necessary to finance the transactions contemplated hereby and (iii) such Persons or Governmental Authorities whose consents or approvals may be necessary or to whom notice needs to be given to permit consummation of the transactions contemplated hereby. In the


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event of termination of this Agreement, Buyer and Holdings shall promptly return or destroy all documents, records or other information concerning Seller and/or the Business and shall not retain any copies of same.

          17.3 PUBLIC STATEMENTS. No party to this Agreement shall, without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld, make or cause to be made any press release or other public statement or announcement that directly or indirectly discloses the transactions contemplated by this Agreement.

          17.4 CHOICE OF LAW. This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws, including equitable principles but without regard to principles of conflict of laws, of the Commonwealth of Pennsylvania.

          17.5 MEDIATION. In the event of a dispute arising out of or related to this Agreement, the parties shall, prior to initiating litigation, first submit the dispute to non-binding mediation under the commercial mediation rules of the American Arbitration Association. The parties hereby acknowledge and agree that such mediation shall be deemed to be in the nature of settlement discussions and that neither the fact that such discussions took place, nor any statement or conduct of any participant in such discussions shall be admissible into evidence in any subsequent litigation or in any arbitration or other dispute resolution proceeding involving the parties. It is


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further understood and agreed that any disclosure in any form, including oral, by any Person participating in such mediation shall not operate as a waiver of any privilege, including work product or attorney-client privilege, applicable to the subject matter thereof.

          17.6 NOTICES. Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if delivered in person or sent by telecopy, telegram, cable or by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

          IF TO SELLER:

          Teleflex Incorporated
          630 West Germantown Pike, Suite 450
          Plymouth Meeting, PA  19462
          Attention:  Steven K. Chance
                      Vice President and General Counsel

          with a copy to:

          Christopher G. Karras, Esquire
          Dechert Price & Rhoads
          4000 Bell Atlantic Tower
          1717 Arch Street
          Philadelphia, PA  19103

          IF TO BUYER OR HOLDINGS:

          The Triumph Group Operations, Inc.
          Four Glenhardie Corporate Center
          1255 Drummers Lane - Suite 200
          Wayne, PA  19087
          Attention:  President


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          with a copy to:

          E. Carolan Berkley
          Ballard Spahr Andrews & Ingersoll
          1735 Market Street, 51st Floor
          Philadelphia, PA  19103

or to such other Person or address as either such party may have specified in a notice duly given by the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date so delivered, telegraphed, cabled or mailed.

          17.7 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits attached hereto) and the documents referred to herein as having been entered into by any of the parties hereto or delivered by a party hereto to another party hereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof. The terms of this Agreement cannot be changed, modified, released or discharged orally.

          17.8 NO WAIVER. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies a party may otherwise have at law or in equity.


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          17.9 SEVERABILITY.  The unenforceability or invalidity of any Section or subsection or provision of this Agreement shall not affect the enforceability or validity of the balance of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

          17.10 HEADINGS. The headings of the Sections and subsections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning, interpretation, enforceability or validity of this Agreement.

          17.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all of which together will constitute one and the same agreement.

          17.12 FACSIMILES. Any facsimile signature of any party hereto or to any other agreement executed in connection herewith shall constitute a legal, valid and binding execution hereof by such party.

          17.13 CONSTRUCTION. Seller, Buyer and Holdings hereby agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.


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Section, Exhibit and Schedule references contained in this Agreement refer to those contained in or attached to this Agreement unless otherwise specified.

          17.14 WAIVER OF JURY TRIAL. SELLER, BUYER AND HOLDINGS HEREBY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT AND THE OTHER DOCUMENTS EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.


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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                   TELEFLEX INCORPORATED

                                   By /s/ John R. Bartholdson
                                      -----------------------------
                                   Title Sr. Vice Pres
                                        ---------------------------


                                   THE TRIUMPH GROUP HOLDINGS, INC.


                                   By /s/ Richard C. Ill
                                      -----------------------------
                                   Title President
                                        ---------------------------


                                   TRIUMPH CONTROL SYSTEMS, INC.


                                   By /s/ Richard C. Ill
                                      -----------------------------
                                   Title President
                                        ---------------------------


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